Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces First Quarter 2015 Results

Company posts first quarter profit of $80,000

FORT LAUDERDALE, FL, – May 13, 2015 – Direct Insite Corp. (OTC QB:DIRI), provider of the PAYBOX™ integrated receivables platform, announced today financial results for the first quarter of 2015.  Net income for the three months ended March 31, 2015 was $80,000, compared with a net loss of $86,000 for the quarter ended March 31, 2014.  The year-over-year gain in quarterly net income was due to higher recurring revenue and lower expenses in 2015.

Revenue for the three months ended March 31, 2015 was $2,060,000, an increase of $90,000, or 4.6%, from revenue of $1,970,000 for the three months ended March 31, 2014. Recurring revenue for the first quarter was $1,707,000, an increase of $89,000, or 5.5%, from recurring revenue of $1,618,000 for the comparable prior year period.  The year-over-year increase was due to the November 2014 launch of the PAYBOX™ integrated receivables solution and increased usage from certain other customers.

Non-recurring revenue for the three months ended March 31, 2015 was $353,000, an increase of $1,000, or 0.2%, from non-recurring revenue of $352,000 for the compared prior year period, as higher charges for the facilitation of scanning services were offset by the non-recurrence of large prior year professional service fees.

Operating costs and expenses of $1,975,000 were $74,000, or 3.6%, lower than in the prior year as various cost-cutting measures and the non-recurrence of prior year legal and professional fees related to strategic opportunities were partially offset by less costs capitalized for internally developed software and higher scanning charges.

Working capital (defined as current assets less current liabilities) at March 31, 2015 was $2,265,000, an increase of $282,000, or 14.2%, from working capital of $1,983,000 at December 31, 2014.

Cash provided by operating activities for the nine months ended March 31, 2015 was $514,000, compared to cash used in operations of $162,000 for the comparable prior year period.

“Direct Insite is building on the momentum that we established during the second half of 2014," said Direct Insite Chairman and CEO Matthew E. Oakes.  "Last year’s successful launch of our PAYBOX™ integrated receivables platform, coupled with PAYBOX winning the BAI Payments Innovation Track Award and being ranked in the leader quadrant in Celent’s 2015 Integrated Receivables report, validates our strong position in the receivables market.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s March 31, 2015 Form 10-Q, filed with the Securities and Exchange Commission on May 13, 2015, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	March 31, 2015	March 31, 2014
Revenue	$2,060,000	$1,970,000
Operating income (loss)	$85,000	$(79,000)
Other income (expense), net	$(1,000)	$4,000
Income before provision for income taxes	$84,000	$(83,000)
Net income	$80,000	$(86,000)
Basic and diluted income per share	$0.01	$(0.01)
Basic shares outstanding	12,792,000	12,622,000
Diluted shares outstanding	12,802,000	12,622,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	March 31, 2015	December 31, 2014
Total cash	$1,343,000	$871,000
Total current assets	$3,911,000	$3,895,000
Total assets	$6,080,000	$6,120,000
Total current liabilities	$1,646,000	$1,912,000
Total liabilities	$1,648,000	$1,921,000
Total stockholders’ equity	$4,432,000	$4,199,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	March 31, 2015	March 31, 2014
Net cash provided by / (used in) operating activities	$514,000	$(162,000)

About Direct Insite

Direct Insite™ provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide.  Direct Insite’s clients include IBM, Hewlett-Packard, Siemens, BE Aerospace, Saint Gobain, Carlson, and one of the world’s largest financial institutions.  The flagship component of Direct Insite’s unified working capital management platform is PAYBOX™, an integrated receivables solution that combines electronic invoicing, online approvals and adjustments, electronic payments, and integration with any legacy accounting, ERP or lockbox system.  PAYBOX™ is primarily sold through banks to corporate users of their treasury management and lockbox services.  Banks and corporations use PAYBOX™ to reduce Days Sales Outstanding, lower costs, and improve straight-through AR posting.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended Marchr 31, 2015 on Wednesday, May 13, 2015 at 2:30 PM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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